FIRST AMENDMENT
TO
AMENDED AND RESTATED AGENCY AGREEMENT

THIS FIRST AMENDMENT (“First Amendment”), made as of September 17, 2008 (the “Effective Date”), by and between OLD MUTUAL FUNDS I (“OMF I”), OLD MUTUAL FUNDS II (“OMF II”), OLD MUTUAL FUNDS III (“OMF III”), each a Delaware statutory trust (each a “Trust” and together, the “Trusts”) and DST SYSTEMS, INC., a corporation organized and existing under the laws of the State of Delaware (“DST”), to the Amended and Restated Agency Agreement made as of March 1, 2008, by and between the Trusts and DST (the “Agency Agreement”).

WHEREAS, the Trusts desire DST, and DST wishes to perform, certain Call Center and correspondence Services pursuant to, and in accordance with the Agency Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Agency Agreement and for other good and sufficient consideration, receipt of which each party hereby acknowledges, DST and the Trusts each hereto agree as follows:

1.           Defined Terms. Capitalized terms used in this First Amendment but not defined herein shall have the meaning ascribed thereto in the Agency Agreement.

2.           Addition of Call Center and Correspondence Services.

(a).           Subsection D of Section 4, Scope of Appointment, of the Agency Agreement is hereby amended by deleting Subsection 4(D) in its entirety and inserting in lieu thereof the following:

D.
DST, utilizing TA2000TM, DST's computerized data processing system for securityholder accounting (the “TA2000 System”), will perform the following services as transfer and dividend disbursing agent for the Trusts, and as agent of each Trust for shareholder accounts thereof, in a timely manner:  (i) maintaining on the TA2000 System shareholder accounts; (ii) accepting and effectuating the registration and maintenance of accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the National Securities Clearing Corporation (“NSCC”) on behalf of NSCC’s participants, including the Funds), in accordance with instructions transmitted to and received by DST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of, an Authorized Person, as hereinafter defined, on the Dealer File maintained by DST; (iii) issuing instructions to the Funds’ banks for the settlement of transactions between the Funds and NSCC (acting on behalf of its broker-dealer and bank participants); (iv) providing account and transaction information from each affected Fund’s records on TA2000 in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; (v) maintaining shareholder accounts on TA2000 through Networking; (vi) providing transaction journals; (vii) preparing shareholder meeting lists for use in connection with a reasonable number of shareholder meetings and certifying a copy of such list as requested; (viii) mailing shareholder reports and prospectuses; (ix) withholding, as required by federal law, taxes on shareholder accounts, preparing, filing and mailing U.S. Treasury Department Forms 1099, 1042, and 1042S and performing and paying backup withholding as required for all shareholders; (x) disbursing income dividends and capital gains distributions to shareholders and recording reinvestment of dividends and distributions in shares of a Fund; (xi) preparing and mailing confirmation forms to shareholders and dealers, as instructed, for all purchases and liquidations of shares of a Fund and other confirmable transactions in shareholders' accounts; (xii) providing or making available on-line daily and monthly reports as provided by the TA2000 System and as requested by a Fund or an Authorized Person; (xiii) maintaining those records necessary to carry out DST's duties hereunder and those required by the ’34 Act and the ’40 Act, including all information reasonably required by a Fund to account for all transactions in the Fund shares; (xiv) calculating the appropriate sales charge (including asset-based sales charges, as applicable) with respect to each purchase of a Fund’s shares as instructed by an Authorized Person, as hereinafter defined, determining the portion of each sales charge payable to the dealer participating in a sale in accordance with schedules and instructions delivered to DST by the Trusts’ principal underwriter or distributor (hereinafter “principal underwriter”) or an Authorized Person from time to time, disbursing dealer commissions collected to such dealers, determining the portion of each sales charge payable to such principal underwriter and disbursing such commissions to the principal underwriter; (xv) receiving correspondence pertaining to any former, existing or new shareholder account, processing such correspondence for proper recordkeeping, and responding promptly to shareholder correspondence; mailing to dealers confirmations of wire order trades; mailing copies of shareholder statements to shareholders and registered representatives of dealers in accordance with the instructions of an Authorized Person; (xvi) processing, normally on the date of receipt, purchases or redemptions or instructions to settle any mail or wire order purchases or redemptions received in proper order as set forth in the prospectus, rejecting promptly any requests not received in proper order (as defined by an Authorized Person or the Procedures as hereinafter defined), and causing exchanges of shares to be executed in accordance with the instructions of Authorized Persons, the applicable prospectus and the general exchange privilege applicable; (xvii) providing to the person designated by an Authorized Person the daily Blue Sky reports generated by the Blue Sky module of TA2000 with respect to purchases of shares of the Funds on TA2000; (xviii) providing to the Trusts escheatment reports as requested by an Authorized Person with respect to the status of accounts and outstanding checks on TA2000; (xix) receiving telephone calls, faxes, letters and transmissions from shareholders and institutions, including financial intermediaries, processing transactions as instructed in such telephone calls, faxes, letters and transmissions and supporting customer and management company relationships; (xx) generate, using Trust-approved templates, shareowner and intermediary correspondence; and (xxi) performing other services as set forth in Exhibit D.

(b).      Subsection B of Section 19, Assumption of Duties By the Fund or Agents Designated By the Fund, is hereby deleted in their entirety.

(c).      Exhibit D, Services, of the Agency Agreement is hereby amended by deleting Exhibit D in its entirety and inserting in lieu thereof the Exhibit D attached to this First Amendment.

2.           Fee Schedule.  Exhibit B, Transfer Agency Fee Schedule, of the Agency Agreement is hereby amended by deleting Exhibit B in its entirety and inserting in lieu thereof the Exhibit B attached to this First Amendment.

3.      Continuation of Agreement.  In the event of a conflict between the provisions of this First Amendment and those of the Agency Agreement, the provisions of this First Amendment shall control.  Except as expressly amended hereby, the Agency Agreement remains in full force and effect.

IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS FIRST AMENDMENT TO BE EXECUTED IN THEIR NAMES AND ON THEIR BEHALF BY AND THROUGH THEIR DULY AUTHORIZED OFFICERS AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN:

DST SYSTEMS, INC.

By:  /s/ Thomas J. Schmidt

Title:  Vice President

OLD MUTUAL FUNDS I, on its own behalf and on behalf of the OMF I Funds set forth on Exhibit A to the Agency Agreement, individually and not jointly:	OLD MUTUAL FUNDS II, on its own behalf and on behalf of the OMF II Funds set for on Exhibit A to the Agency Agreement, individually and not jointly:

By: /s/ Julian F. Sluyters	By: /s/ Julian F. Sluyters
Title: President	Title: President

OLD MUTUAL FUNDS III, on its own behalf and on behalf of the OMF III Funds set forth on Exhibit A to the Agency Agreement, individually and not jointly:

By: /s/ Julian F. Sluyters
Title: President

OM Amendment 2008

EXHIBIT B, p. 1
DST SYSTEMS, INC. AND OLD MUTUAL FUNDS
TRANSFER AGENCY FEE SCHEDULE

DST SYSTEMS, INC.
OLD MUTUAL FUNDS I, II, and III
AMENDED TRANSFER AGENCY FEE SCHEDULE
SEPTEMBER 17, 2008 – FEBRUARY 28, 2012

A.   Complex Base Fee (one fee across all Trusts)                                                                                           $100,000 per year

B.   CUSIP Base Fee                                                                                $500.00 per CUSIP per year

C.	Open/Closed Account Fees:
Level 3 Open Accounts:
Accounts 0 – 50,000                                                                           $13.00 per account per year
Accounts 50,001 – 100,000                                                                $12.75 per account per year
Accounts 100,001 – 250,000                                                              $12.25 per account per year
Accounts 250,001 – 1,000,000                                                           $11.00 per account per year
Accounts 1,000,001 – 2,000,000                                                          $9.50 per account per year
Accounts > 2,000,001                                                                           $7.50 per account per year

Non Level 3 Open Accounts:
Accounts 0 – 50,000                                                                           $31.00 per account per year
Accounts 50,001 – 100,000                                                                $29.25 per account per year
Accounts 100,001 – 250,000                                                              $27.25 per account per year
Accounts 250,001 – 1,000,000                                                          $24.75 per account per year
Accounts 1,000,001 – 2,000,000                                                       $22.00 per account per year
Accounts > 2,000,001                                                                        $19.00 per account per year

Closed Accounts                                                                                         $2.40 per account per year

D.	Other Services

Escheatment	$133 per CUSIP per filing plus $1.59 per item plus out-of-pocket costs as incurred

Omnibus Transparency                                                              $0.65 per account per year

AWD® License Fee                                                                  $1,499 per remote workstation per year

AS/400 Access Fee                                                                      $626 per remote workstation per year

EXHIBIT B, p. 2
DST SYSTEMS, INC. AND OLD MUTUAL FUNDS
TRANSFER AGENCY FEE SCHEDULE

Vision                                                                     See Exhibit B.1
FanMail                                                                  See Exhibit B.2
Cash Utilization                                                     See Exhibit B.3
Reimbursable Expenses                                       See Exhibit B.4

*Computer/Technical Personnel (Standard 2008 Rates):
Business Analyst/Tester:
Dedicated - $125,474 per year
On Request - $111.29 per hour
COBOL Programmer:
Dedicated - $211,558 per year
On Request - $168.01 per hour
Workstation Programmer:
Dedicated - $242,474 per year
On Request - $199.03 per hour
Web Developer:
Dedicated - $258,847 per year
On Request - $214.06 per hour
Full Service Staff Support:
Senior Staff Support - $75 per hour
Staff Support - $55 per hour
Clerical Support - $45 per hour

Conversion/Acquisition Costs - reimbursable expenses including but not limited to travel and accommodations, programming, training, equipment installation, etc.

NOTES TO THE ABOVE FEE SCHEDULE (In the event of a discrepancy between the term of the Notes to this Exhibit B and the Agreement, the terms of the Agreement shall control)

The above fees are guaranteed through February 28, 2012, subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index for all Urban Consumers (“CPI-U”) in the Kansas City, Missouri-Kansas Standard Metropolitan Statistical Area, All Items, Base 1982-1984=100, as last reported by the U.S. Bureau of Labor Statistics for the 12 calendar months immediately preceding such anniversary.  All fees indicated by “*” can be increased with 60 days notice.

EXHIBIT B.1, p. 1
VISION

ID Charges
Number of ID Breakpoints                                                        ID Charge Breakpoints
1 - 500                                                        $5.00 per month/per ID for each of the first 500 IDs
501 - 1,000                                                 $4.00 per month/per ID for each of the next 500 IDs
1,001 - 2,000                                              $3.00 per month/per ID for each of the next 1,000 IDs
2,001 - 3,000                                              $2.00 per month/per ID for each of the next 1,000 IDs
3,001 +                                                       No charge for each additional ID over 3,000

In accordance with the schedule above, ID Charges cannot exceed a monthly maximum of $9,500.

Inquiry Charges
Initial Set-up Fee                                                                                              None
Per View Charge1
Standard                                                                           $0.05
Reduced                                                                           $0.025
Monthly Minimum                                                                                           None

A view is defined as the complete process of an information request sent to the underlying recordkeeping system, and the corresponding response returned from the underlying recordkeeping system.

Statement Charges
Individual Statement Retrieval Charge                                                         $0.05 per statement
Batch Statement Load Charge                                                                       $0.03 per image
Monthly Statement Interface Support Charge2                                          $1,300
Monthly Minimum                                                                                            None

Each individual statement presented shall be a separate retrieval and therefore be a separate charge, i.e., any related statement or historical statement, even if referred to on the requested statement, shall be a separate Statement Retrieval Charge.  Further, the Statement Retrieval Charges do not cover any charges or expenses Customer may incur from its statement vendor.

1 The Standard Per View Charge is currently assessed when an information request retrieves data from individual system-level tables to return a response.  DST may, from time to time, determine that certain information requests that retrieve data from a consolidated table to return a response are eligible for the Reduced Per View Charge.  Although the foregoing represents the approach DST has historically taken with respect to Per View Charges, DST reserves the right at any time to change the components and/or structure of the Per View Charge.

2 The Monthly Statement Interface Support Charge shall only be imposed if Customer elects to offer electronic statements as a part of the Vision Services through a statement vendor, or proprietary offering, other than DST Output, LLC or a subsidiary of DST Output, LLC.  If Customer uses DST Output, LLC or a subsidiary of DST Output, LLC as its electronic statement vendor, the Monthly Statement Interface Support Charge will be waived.

EXHIBIT B.1, p. 2

The Batch Statement Load per-image charge will only be assessed at the time the statements are provided to Vision by the statement vendor, not at the time of viewing or downloading.  Statements may be retrieved multiple times during the on-line availability period, but the management company is only charged once.  Once the on-line availability period ends, the statements may be requested again and new charges would be assessed.

Email Alert Charges
Per email charge	$0.05 regardless of the number of confirmations included in the email

Transaction Processing Charges3
Initial Set-up Fee4
Existing FAN Users                                                                     $2,500
All Others                                                                                     $5,000
Purchase, Redemption, Exchange, Maintenance                                    $0.10 per transaction
NSCC Reject Processing                                                                             $0.10 per reject
New Account Establishment (each new account transaction              $0.35 per transaction
may contain one or more new accounts)
New Account Web Service Image Delivery	$0.65 per image
Monthly Minimum5	the greater of $500 or actual usage charge

Fund Family Vision Additional Fees

Fund Family Vision6 is an optional element of the Vision Services which provides Customer the ability to offer integrated access to Vision through the Customer Web Site as described in more detail in the Fund Family Vision Implementation Guide.

3 Transaction Processing is an optional element of Vision Services.  Customer will not be assessed the Monthly Minimum or any Transaction Processing Charges until one or more of the Transaction types are made available to Users.

4 The Initial Set-up Fee shall be waived for set-ups that involve only NSCC Reject Processing.  For all other transaction processing this Fee shall apply and shall be assessed only once per management code.

5 NSCC Reject Processing shall not be considered when calculating the Monthly Minimum charge for Transaction Processing.

6 Participation in the Fund Family Vision offering (both Basic and Premium Packages) is subject to the terms and conditions set forth on Exhibit A attached to this Service Exhibit.

EXHIBIT B.1, p. 3

Basic Package
When a User requests access to Vision, Customer’s Web Site will launch a frame-set containing Customer’s header within the top frame and Customer’s custom version of Vision within the lower frame. The customizable components are described in the Fund Family Vision Implementation Guide.

Premium Package
In addition to the integration provided in the Basic Package, the Premium Package provides four additional features as follows:

Authentication - Provides seamless integration between Customer’s Web Site and Vision.

Content Management - Enables Customer to publish marketing or other types of customer-specific content to DST-designated areas within DST-designated Vision screens without manual DST intervention.

Fund Specific Navigation - Enables Customer, if Customer participates in Client List for Fund Family Vision, to define links within the left navigation that will direct the User to specific destinations on Customer’s Web Site.

Web Stats - Provides enhanced reporting of usage patterns and general Web activity.

Fees7 In addition to the other Vision fees as described in this Vision fee schedule, the following Fund Family Vision Additional Fees apply:

Basic Package

In the event Customer elects to utilize the Fund Family Vision option, if the Customer is paying less than the monthly maximum in Vision ID Charges ($9,500), the additional fee for the Fund Family Vision Option shall be a monthly amount equal to the lesser of (i) $1,000 per month, or (ii) the difference between the current ID Charges and the amount needed to reach the $9,500 monthly ID Charge maximum.  Customer may utilize the Fund Family Vision option free of charge for so long as Customer is paying the monthly maximum in Vision ID Charges ($9,500).

Premium Package8

Initial Set-up Fee                                                                                                $5,000
Monthly Fee (in addition to the applicable Basic Package fee)                 $3,000

7 Fund Family Vision fees are not included for purposes of calculating the Vision Volume Discount, as described under Volume Discounts.

8 The Premium Package Initial Set-up Fee and Monthly Fee shall be waived for Platinum Level Customers.

EXHIBIT B.1, p. 4

Volume Discounts
Discount Schedule (monthly)9

$7,500 - $15,000                     20%
$15,001 - $30,000                   25%
$30,001 - $45,000                   30%
$45,001 +                                35%

The percentage discount is applied incrementally to the dollars associated with each breakpoint.

Each affiliate of the Trusts with a separate management code in the DST system will be charged separately and will not be aggregated for purposes of ID Charges or Volume Discounts.

9 Volume Discounts apply to all Inquiry Charges, Individual Statement Retrieval Charges, Batch Statement Load Charges, Email Alert Charges, Transaction Processing Monthly Minimum, and Transaction Processing Charges.  ID Charges, Monthly Statement Interface Support Charges, Transaction Processing Initial Set-up Fee, and Fund Family Vision Additional Fees are not included in Volume Discount calculations.

EXHIBIT B.2, p. 1
BASIC FANMAIL

1.	Files.

The following definitions shall apply to this File and Usage Fee Schedule:

“Account Position File” - This file reports the current share balance and net asset value for every account, regardless of whether the account had activity.  This file is generally provided on a monthly basis and consists of two (2) records per account.

“Direct Financial Activity: - This file is generated as a result of activity being posted to the shareowner account.  The information in this file reports all activity involving the movement of money and/or shares (with the exception of distributions) and consists of two (2) records per account.

“Account Master Position/New Account Activity/Non-Financial Activity” - This file provides registration information on each shareholder account for the planner.  The Account Master Position is used to initialize the planner’s database.  The New Account Activity provides any new accounts established for the planner.  The Non-Financial Activity is generated from maintenance activity to the shareowner registration.  These files consist of three (3) records per account.

“Distribution Activity” - This file is used to confirm all activity resulting from the distribution of a dividend, and long or short term capital gain.  The file will be generated after the distribution has been applied to the shareholder account.  This file consists of two records (2) per account.

“Daily Price” - The price file consists of the daily offering price and Net Asset Value of every CUSIP (separate security).

2.	Usage Fees.

Most “Files” that are made available to Recipients consist of two (2) records per account, each 160 bytes of information being a separate record.  Accordingly, by way of example, a position record consists of two (2) 160-byte records.  The Account Master Position, New Account Activity and Non-Financial Activity files each contain three (3) records.  Each file made available to a Recipient also requires a "header record" and a "trailer record".  DST will charge Customer fees per record made available, including header records and trailer records, based on the method of delivery and in accordance with the following schedules.  DST will not bill Recipients for the Files made available to them.

DST will offer Customer discounts based on the amount of each total per record charge per method of delivery incurred by Customer in a month.  The following fee and discount schedules will apply:

EXHIBIT B.2, p.2

Level	Delivery via Internet FTP Per Record Fees
Branch/Rep	$0.018
Dealer	$0.012
Price File	$0.002 or $1.75 per Recipient per month, whichever is less

Internet FTP Discounts
Total Internet Per Record Fees	% Discount on Amount Over Threshold
$0.00 - $2,500.00	0%
$2,501.00 - $5,000.00	10%
$5,001.00 - $7,500.00	15%
$7,501.00 - $10,000.00	20%
$10,001.00 - $30,000.00	25%
$30,001.00 +	50%

Monthly FAN Mail Access and Support Charge $500.00

The Monthly FAN Mail Access and Support Charge paid by Customer shall be included in the above amounts for purposes of determining any discount; however, the discount will apply only to the amounts occasioned by the per record charge.

EXHIBIT B.3, p. 1

DST CASH UTILIZATION
INVESTMENT SERVICE

The following describes the DST Cash Utilization investment service:

1)
Net collected balances:  Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep:  Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name.  This account will be registered as “for the account of DST (Client Name)”.  The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account.  The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Repo:  Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment.  The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in your accounts.

No investment advisory functions:  DST would not be performing investment advisory functions as a part of this service.  The Money Market and Repo sweep vehicles are UMB product offerings.

2)
Lower bank account service charges:  For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than your current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank.  These reduced fees will benefit you directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment:  Each month, UMB will determine your service fees and invoice them to DST.  DST will pay them on your behalf from the accumulated earnings of both overnight investment vehicles.  DST will provide you with a copy of the UMB invoice supporting these charges.

EXHIBIT B.3, p. 2

3)	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Management service.

DST Fee Collection:  Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles.  We will provide you with detail supporting the calculation of this fee.

4)
Net Earnings Credit:  Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against each Trust’s Transfer Agency fees as a direct reduction of fund expenses.  Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation:  DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual funds in accordance with the following procedure the portion of the total credit that each fund receives shall be equal to the percentage of total TA fees that each fund’s individual fees represent each month.  On your TA fee invoice, we will provide the detail of original gross charges, the amount of the credit for each individual fund and the net amount due for each fund.  The funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)
Legal Opinion:  We have reviewed the Legal Opinion of Seward & Kissel, LLP (“Seward”) dated July 19, 2000 and hereby advise you that, as assumed by Seward in such letter, the existing agreements whereby ‘The Client’ receive transfer agency services from DST through UMB, currently the transfer agent for such Funds, have been, and the agreement now being negotiated by and between the Trusts and DST whereby DST is appointed as the transfer agent for the Funds will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustees who are not “interested persons” of the Fund or its affiliates, as that term is defined in the 1940 Act.

6)
Authorization:  Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.

EXHIBIT B.4, p.1

Reimbursable Expenses

Forms
Postage (to be paid in advance if so requested)
Mailing Services
Computer Hardware and Software - specific to Fund or installed at remote site at Fund’s direction
Telecommunications Equipment and Lines/Long Distance Charges
Magnetic Tapes, Reels or Cartridges
Magnetic Tape Handling Charges
Microfiche/Microfilm
Freight Charges
Printing
Bank Wire and ACH Charges
Proxy Processing - per proxy mailed
not including postage
Includes:                         Proxy Card
Printing
Outgoing Envelope
Return Envelope
Tabulation and Certification
T.I.N. Certification (W-8 & W-9)
(Postage associated with the return
envelope is included)
N.S.C.C. Communications Charge
(Fund/Serv and Networking)

Off-site Record Storage
Second Site Disaster                                                                                         Currently $.20 per
Backup Fee (per account)10                                                                                    account per year (subject
to change annually)

Transmission of Statement Data for                                                                        Currently $.035 per
Remote Processing, except for transmissions to DST Output                           shareholder record

Travel, Per Diem and other Billables
Incurred by DST personnel traveling to,
at and from the Fund at the request of the Fund.

10 This annual charge, paid monthly, is a pro rata portion of DST's cost for the service and will increase proportionate to any increase in DST's costs to provide the service or in the event that the current recovery goal is shortened.  The current recovery goal is to have the DST System that is the subject of this Agreement operational 4 hours after DST’s declaration of a disaster. Data communications expenses for connectivity to the backup sites (DST owned or recovery vendor provided) are part of the DST network charges and are billed monthly as an out-of-pocket expense unless network is Customer-provided, in which case, connectivity is the responsibility of the Customer.

EXHIBIT B.4, p. 2

NSCC FEES AND OUT-OF-POCKET EXPENSES

NSCC Participant Fees

The NSCC charges $40 per month per NSCC Participant any for CPU access/shared line costs.

A combined participant base fee of $200 per month is charged for the following services:

Fund/SERV:

The NSCC charges an activity charge of $.175 per inputted transaction. Transactions include purchases, redemptions and exchanges.

Networking:

-	$.02 per account for funds paying dividends on a monthly basis
-	$.01 per account for funds paying dividends other than monthly

Commission Settlement:

-	$.30 per hundred records, per month, for one to 500,000 records; there is a $50 per	month minimum processing charge
-	$.20 per hundred records, per month, for 500,001 to 1,000,000 records
-	$.10 per hundred records, per month, for 1,000,001 records and above

Mutual Fund Profile Service Monthly Membership Fee, if this service is used by a Fund

-  $325.00 per month for Profile I
-  Additional NSCC Fees will apply in event of use by a Fund of Profile II

Settling Bank Fees

The fund may be charged fees by the Funds Settling Bank at which the net settlement account resides for monthly maintenance of this account.  These are negotiated directly between the Fund and the Settling Bank.

EXHIBIT D, p. 1
SERVICES

The general categories of services DST will be responsible for performing include but are not limited to:

1.	Purchase, redemption and exchange of shares
2.           Explanation of fund or market conditions and performance
3.           Research account inquiries,
4.	Change account address or distribution option
5.	Send additional account statements or other requested materials or forms

In addition, DST shall perform the following specific services:

1.	Provide Shareholder Support

2.	Process “Phone” Transactions
ACH Buys
ACH Sells
Account Exchanges

3.	Process Related Account Maintenance

4.	Problem Research

EXHIBIT D, p. 2
SERVICES

5.	All Correspondence Services

6.	Redemption by ACH to bank of record

7.	Redemption by check to address of record

8.	Redemption by wire to bank of record

9.	Exchange between funds

10.	ACH purchase from bank of record

11.	Request stop/replace redemption checks to address of record

12.	Research/document/request corrective processing

13.	Account Maintenance
Non-Signature Guaranteed address change via phone request
Stop/restart/defer a Systematic Monthly Investment (SIP)
Increase/decrease a Systematic Monthly Investment (SIP)
Increase/decrease/defer/discontinue a systematic withdrawal plan (SWP)
Add a beneficiary birth date
Change dividend/capital gains distribution method
Add/change a dividend move
Request stop or replace a redemption check after fifteen (15) days
Add/change/delete systematic exchanges (SYSEXCH) with the same registration
Correct minor errors in names on registration if clearly indicated on the application